EXHIBIT 10.2

RESTATED PROMISSORY NOTE

Date: March 29, 2023

Borrower: Hawkeye Systems, Inc.

Borrower’s Mailing Address:

6605 Abercorn Street Ste 204

Savannah GA 31405

Lender: Steve Hall

Lender’s Address:

6605 Abercorn Street Ste 204

Savannah GA 31405

Principal Amount: $1,000,000 USD

Annual Interest Rate: Twelve percent (12.0%)

Maturity Date: Closing of debt financing, or May 31, 2023, whichever comes first.

Lender intends to provide Borrower with a funding source in order to make a follow-on investment in CNTNR USA Inc (“CNTNR”).

Borrower shall pay, in cash, all outstanding principal and interest and agree to transfer 90% of the CNTRN shares plus 90% of the warrants issued related to the follow-on investment.

Borrower promises to pay reasonable attorney’s fees and court or other costs if this note is placed in the hands of an attorney to collect and enforce the note. Borrower will pay Lender these expenses on demand at the Place of Payment. These expenses will become part of the debt evidenced by the note and will be secured by any security for payment. Borrower may prepay this note at anytime without penalty or charge. Interest on the debt evidenced by this note will not exceed a maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount, or if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be cancelled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in the note and all other instruments concerning the debt.

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This promissory note will be governed by the Laws of the State of Georgia, Chatham County.

BORROWER

Hawkeye Systems, Inc.

By:
Name:
Title:

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